Exhibit 99.1

www.hearstargyle.com

NEWS

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR

FIRST QUARTER ENDED MARCH 31, 2007

Reaffirms Full Year Revenue and Expense Outlook

NEW YORK, N.Y., April 27, 2007 — Hearst-Argyle Television, Inc. (NYSE: HTV) today announced first-quarter 2007 earnings per diluted share of $0.05 compared to $0.14 in each of first-quarter 2006 and 2005. First quarter 2007 results primarily reflect the absence of significant Olympic revenue earned by the Company’s 10 NBC affiliates and Super Bowl revenue on its 12 owned ABC stations, particularly in the auto category, during first quarter 2006.

The Company also reaffirmed its full-year total revenue and expense outlook, first provided on February 23, 2007, and included in this release.

Results for the Quarter Ended March 31, 2007 vs. March 31, 2006

 For the quarter ended March 31, 2007, total revenue of $169.4 million was down 2.6% compared to $174.0 million for the quarter ended March 31, 2006 and up 4.4% from $162.3 million for the quarter ended March 31, 2005.  The Company generated $148.2 million in net advertising revenue, down 4% from the prior-year period, due mainly to a decrease in the automotive category, which spent heavily during the 2006 winter Olympics and the Super Bowl.  Net political revenue of $1.5 million compares to $2.1 million and $0.7 million in first quarter 2006 and 2005, respectively.  Total revenue also reflects a 12% increase in retransmission consent revenue to $5.2 million, a 27% increase in net digital revenue to $4.0 million and a 24% increase in network compensation to $2.5 million.

Commenting on the announcement, David Barrett, President and Chief Executive Officer said, “Consistent with the normal cyclical revenue pattern for market-leading television station groups, our first quarter results reflect the comparison to a prior-year period when we benefited from approximately $17 million of net Olympic revenue on our 10 NBC stations, and approximately $4 million of net Super Bowl revenue on our 12 owned ABC stations, as well as from more buoyant spending in the automotive category.

“Automotive continues to reflect the sluggishness we have previously indicated, and has mainly tracked with soft regional economic conditions in some East Coast markets.  Nevertheless, we are encouraged by positive ad-sales pacings in the telecom, retail, furniture/housewares and pharmaceuticals categories.

“Our stations competed very effectively for audience and revenue share, and strongly advanced our digital media efforts, including Web and multicast initiatives.  The strength of our local news franchises, reflected in market-leading ratings and numerous accolades for reporting excellence and community engagement, is the strong foundation for our local business model, and enables many of our stations to significantly over-index national ratings benchmarks for network and syndicated programs.

“In the February ‘sweeps’ ratings period, Hearst-Argyle stations KOCO, Oklahoma City; KMBC, Kansas City; and WISN, Milwaukee, were once again the top three rated ABC affiliates in the country in prime time,” Barrett noted.  “The strong competitive performance of our local stations, reflected in their ratings and their journalistic honors, is a distinct advantage for our company.

“While 2007 will reflect our sector’s normal cyclical pattern — lacking an Olympics and including a material decrease in the amount of political advertising in comparison to the $88 million received in 2006 — we are reaffirming our full-year revenue and expense outlook from February 23, 2007.  Notwithstanding, we do anticipate active political spending in several of our markets — including early caucus and political primary markets such as Des Moines, IA, Manchester, NH, and Greenville, SC, and in Kentucky and Louisiana where we expect contested gubernatorial races — as the year progresses, and a more favorable climate for the automotive category with the introduction of 2008 product.  Our operators are up to the challenge of competing for ad revenue against all media sectors, and growing our digital revenue base.  As always we are focused on managing operating costs with strict discipline while still investing in initiatives that will contribute to long term growth. The work we’ll do in 2007 will help us capture the promising opportunities of 2008.”

Digital Media Update

New Web-based digital media products under development include regional auto classified advertising destinations, following on the heels of WYFF-TV’s highly successful LocalCars4Me.com in the Greenville, SC, market.   The Company’s WPBF-TV (ABC), West Palm Beach, FL, and KITV (ABC), Honolulu, HI, have launched new weather channels over their digital spectrum, and WTAE-TV (ABC), Pittsburgh, PA, has launched a traffic-and-weather channel; Hearst-Argyle NBC affiliates currently stream Weather Plus channels over their digital spectrum, and KETV (ABC), Omaha, NE, and KCCI-TV (CBS), Des Moines, IA, also stream digital weather channels.

Driven by major weather and news events, first-quarter monthly average page views and video streams for the Hearst-Argyle Websites were 138 million, up 31%, and 4.2 million, up 40%, respectively, compared to first-quarter 2006, according to data from WebTrends.  Average monthly unique visitors for the quarter was 9.6 million, according to WebTrends; 13 of the Hearst-Argyle sites set monthly unique-visitor records, while 11 set monthly page view records.

During the quarter, Internet Broadcasting (IB), a strategic partner in which Hearst-Argyle Television holds a 39% equity interest, experienced similar growth in its “network” of local-TV websites, which includes the Hearst-Argyle sites among others.  IB also re-launched its national mobile network, currently including 12 Hearst-Argyle sites, to provide content via wireless application protocol (WAP).

Earlier this month, IB and Monster.com announced that Monster will provide co-branded career sites for IB’s local TV web sites.  The new career sites, expected to launch in the coming weeks, will feature Monster’s search and matching capabilities, expert career advice and an array of tools such as a resume builder and salary center. IB will provide Monster with an inventory of co-branded TV advertising spots, along with online ads and integrated content placements.

Ripe Digital Entertainment, in which Hearst-Argyle holds a 25% equity interest, recently launched its newest on-demand network, FlowTV, adding to its RipeTV and OctaneTV youth-oriented short-form programming services, which are designed for multiple viewing platforms.  Ripe Digital content is now carried nationwide on Comcast and Time Warner cable video-on-demand (VoD) and broadband services, and features advertising from such brands as Target, Procter & Gamble’s Old Spice, AT&T’s Cingular and Chrysler’s Dodge.

Awards and Honors

During the quarter, the Hearst-Argyle station group was honored with its fourth consecutive Walter Cronkite Award, given biannually by the University of Southern California’s Annenberg School to honor television political reporting.   Hearst-Argyle Television is the only TV news provider to have been honored with Cronkite Awards in any category each of the four times the awards have been bestowed since they were introduced in 2001.

Also during the quarter, the Hearst-Argyle stations once again were honored locally, regionally and nationally with many of television’s most prominent journalism and public-service honors, including:  35 regional Radio-Television News Directors Association (RTNDA) Edward R. Murrow Awards; nine Press Club of Atlantic City National Headliner Awards; a du Pont-Columbia Journalism Award; and a National Association of Broadcasters Education Foundation (NABEF) Service to America Award.

Hearst-Argyle stations and their Websites also received awards for online reporting: one each of the Murrow and National Headliner Awards; and a Society of Professional Journalists Sigma Delta Chi Award.  Three other Websites within the IB network also earned Murrow Awards.

2007 Outlook Reaffirmed

Harry Hawks, Executive Vice President and Chief Financial Officer stated, “We reaffirm our estimate of total revenue in the range of $754 to $778 million for the full year, consistent with our previous outlook.  Our expense outlook remains unchanged as well, although we note the adoption of FIN 48 may cause increased variability in our tax provision from quarter to quarter going forward.

“As of March 31, 2007, the Company had $32 million of cash on hand and has $400 million available under its existing credit facility.   With the combination of cash on hand, significant free cash flow from operations and our credit facility, we have more than ample liquidity to repay or refinance a scheduled $90 million principal payment and the maturity of $125 million of 7% senior notes due during fourth quarter.”

The tables below provide additional revenue and expense information.

2007 Revenue Outlook  (GAAP)

($’s in millions)	2005 Actual	2006 Actual	2007 Outlook Range
Net local, national and political ad revenue	$642.2	$702.3	$667.0	$685.0
Net digital media revenue	0.3	15.5	21.0	24.0
Retransmission consent revenue	6.8	17.9	18.0	20.0
Network compensation	19.1	9.8	9.0	9.0
Other	38.5	39.9	39.0	40.0
Total Net Revenue	$706.9	$785.4	$754.0	$778.0

2007 Expense and Expenditures Outlook (GAAP)

($’s in millions)	Actual	Outlook
	2006	2007
Salaries, Benefits and Other Operating Expenses (SB&O)
SB&O, excluding digital media and stock-based compensation expenses	$383.7	$394.2
Digital media expense	10.1	15.4
Stock-based compensation expense	3.8	4.0
Total Salaries, Benefits and Other Operating Expenses	$397.6	$413.6

Amortization of Program Rights	68.6	75.7

Program Payments	67.8	73.9

Depreciation & Amortization	59.2	56.9

Corporate G&A
Corporate G&A, excluding stock-based compensation expense	27.6	29.2
Stock-based compensation expense	3.7	4.0
Total Corporate G&A	$31.3	$33.2

Interest Expense, net	59.9	60.8

Interest Expense, net — Capital Trust	9.8	9.8

Equity in (Income) loss of Affiliates, net of tax	(0.5)	1.0

Effective Tax Rate	37.3%	38.0%

Salaries Benefits and Other Operating Expense: For the first quarter of 2007, SB&O expense increased $4.3 million or 4% due in part to the addition of WKCF-TV, Orlando, as well as higher expenses associated with our Websites and digital weather channels and increased pension and employee benefits expense; offset by lower news gathering and sales promotion expense.

Amortization of Program Rights: For the first quarter of 2007, amortization of program rights increased $3.9 million to $19.2 million due mainly to the addition of WKCF-TV and, to a lesser extent, the renewal of certain popular shows at higher rates.  For 2007, amortization of program rights is expected to increase 10%, to approximately $75.7 million.

Program Payments: Program payments increased $2.5 million to $18.3 million due almost entirely to the addition of WKCF-TV and, to a lesser extent, the renewal of certain popular shows at higher rates. For the full year, program payments are expected to be $73.9 million.

Depreciation and amortization: For the first quarter of 2007, depreciation and amortization expense declined 3% to $15.0 million. The decrease in depreciation expense is primarily due to depreciation in full of certain fixed assets, and corporate office leasehold improvements, partially offset by additional depreciation associated with the acquisition of WKCF-TV.  For 2007, depreciation and amortization is expected to decline approximately 4%, to approximately $56.9 million.

Corporate general and administrative expense: For the first quarter of 2007, corporate and administrative expense increased 7% to $7.8 million, due to higher rent, employee costs (a portion of which is related to digital media development) and benefits administration costs.  In 2007, corporate and administrative expense is expected to be approximately $33.2 million, including approximately $4 million of stock-based compensation expense.

Equity in (income) loss of affiliates, net of tax: For the first quarter of 2007, equity in loss of affiliates, net of tax, was $80,000 substantially unchanged from the prior period.  For 2007, the Company projects a loss of approximately $1.0 million, which reflects losses from a start-up venture, offset by income generated by another affiliate.

Effective tax rate: For the first quarter of 2007, the effective tax rate was 48% compared to 39.5% in 2006.  The change reflects the adoption of FIN 48, Accounting for Uncertain Tax Positions, effective as of January 1, 2007. Going forward, the tax provision could vary significantly from quarter to quarter as we adjust tax positions as events occur, consistent with FIN 48. The effective tax rate for the full year 2007 is expected to be approximately 38%, revised to reflect the adoption of FIN 48.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.  An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Website, www.hearstargyle.com, in the Investor Relations section.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 ABC-affiliated stations, and manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group.

The Company also owns 10 NBC affiliates, and is the second-largest NBC affiliate owner, and owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 Websites and currently multicasts more than a dozen digital weather channels.  Hearst Corporation owns approximately 74% of Hearst-Argyle’s total outstanding common stock.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook. Hearst-Argyle’s corporate Web address is www. hearstargyle.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Our ability to service and refinance our outstanding debt;

•                  Changes in advertising trends and our advertisers’ financial condition; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

	Three Months Ended
	March 31
	2007 (1)	2006 (1)	2005 (1)
	(In thousands, except per share data)

Total revenue (2)	$169,383	$174,017	$162,279

Station operating expenses:
Salaries, benefits and other operating costs	101,074	96,787	88,624
Amortization of program rights	19,228	15,332	15,333
Depreciation and amortization	14,996	15,388	13,138
Corporate, general and administrative expenses	7,779	7,273	5,916
Operating income	26,306	39,237	39,268

Interest expense	15,890	16,462	16,194
Interest income	(346)	(1,302)	(492)
Interest expense, net — Capital Trust	2,438	2,438	2,438

Income before income taxes	8,324	21,639	21,128

Income tax expense	3,993	8,548	8,240
Equity in (income) loss of affiliates, net of tax (3)	80	74	(187)
Net income	4,251	13,017	13,075

Less preferred stock dividends	—	—	2
Income applicable to common stockholders	$4,251	$13,017	$13,073

Income per common share, basic	$0.05	$0.14	$0.14
Number of common shares used in the calculation	93,183	92,655	$92,849

Income per common share, diluted	$0.05	$0.14	$0.14
Number of common shares used in the calculation (4)	94,189	93,191	93,319

Dividends per common share declared	$0.07	$0.07	$0.07

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$146,618	$152,939	$145,579
Net digital media revenue	4,024	3,173	7
Net political revenue	1,535	2,144	711
Network compensation	2,489	2,005	4,942
Retransmission consent revenue	5,165	4,609	1,051
Other revenues	9,552	9,147	9,989
Stock-based compensation expense	2,046	1,918	—

Net cash provided by operating activities	$21,516	$37,487	$33,572
Program payments	$18,343	$15,807	$16,053
Capital expenditures	$11,580	$7,764	$8,073
Cash paid for income taxes, net of refunds (5)	$22,926	$12,572	$16,662

Cash	$31,964	$128,468	$99,044
Total debt	$867,163	$867,170	$882,205
Note payable to Capital Trust	$134,021	$134,021	$134,021
Common shares outstanding, net of treasury shares	93,516	92,648	92,799

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA (A)	$41,302	$54,625	$52,406
Free cash flow	$9,936	$29,723	$25,499

(*)            See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

(A)         Current year periods include stock-based compensation expense.

See accompanying notes on the following pages.

Notes to Consolidated Statements of Income

(1)  Results of operations for the three months ended March 31, 2007, 2006 and 2005 include (i) the results of our 25 television stations, which were owned for the entire period presented, and the management fees derived by the three television and two radio stations managed by us for the entire period presented; and (ii) the results of operations of WKCF-TV, after our acquisition of the station, on August 31, 2006.

(2) Total revenue includes local & national, digital media and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Primarily represents the Company’s equity interests in the operating results of (i) Internet Broadcasting and (ii) Ripe Digital Entertainment and other investments. Prior year amounts have been reclassed to conform to current year presentation.

(4)  For all periods presented, diluted shares do not include 5,128,205 common shares underlying the 7.5% Series B Redeemable Convertible Preferred Securities because to do so would have been antidilutive. When the securities related to the Capital Trust are dilutive, the interest, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

(5)  Cash paid for income taxes is presented net of tax refunds received by the Company.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense; interest income, interest expense, net — Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations. Current year periods include stock based compensation expense.

•                  Interest expense, Interest income and Interest expense, net — Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income taxes.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Impairment Loss. The impairment loss is a non-recurring, non-cash item resulting from the write down of intangibles and goodwill as part of our routine FAS 142 analysis. Excluding the impairment loss provides investors with more comparable information about our Company’s operating performance.

•                  Equity in income of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other income and expense, and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended
	March 31,
	2007	2006	2005
	(In thousands)

Net income	$4,251	$13,017	$13,075
Add: Income taxes	3,993	8,548	8,240
Add: Equity in (income) loss of affiliates, net of tax	80	74	(187)
Add: Interest expense, net — Capital Trust	2,438	2,438	2,438
Add: Interest expense	15,890	16,462	16,194
Less: Interest Income	(346)	(1,302)	(492)
Operating income	26,306	39,237	39,268
Add: Depreciation and amortization	14,996	15,388	13,138
Adjusted EBITDA	$41,302	$54,625	$52,406

Hearst-Argyle Television, Inc.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended
	March 31,
	2007	2006	2005
	(In thousands)

Net cash flow provided by operating activities	$21,516	$37,487	$33,572
Less capital expenditures	11,580	7,764	8,073
Free cash flow	$9,936	$29,723	$25,499

Contacts:

Harry Hawks

Executive Vice President & CFO

(212) 887-6823

hhawks@hearst.com

Tom Campo

Investor Relations

(212) 887-6827

tcampo@hearst.com